February, 2001

Dear Shareholders,

         This letter provides a brief update on our financial performance through the fourth quarter of 2000 and other news of Wintrust Financial Corporation. Attached to this letter is a copy of our January 22, 2001 news release of our earnings for the quarter and year ended December 31, 2000. A more detailed analysis will be available shortly in our 2000 Annual Report.

HIGHLIGHTS FOR FISCAL YEAR 2000

         We achieved record earnings in 2000 and surpassed the $2.1 billion asset level. Here is a high level summary of our financial results and accomplishments during 2000:

     o Wintrust generated record earnings for the year. Net income for the year was up 46% excluding a $4.3 million pre-tax charge related to a fraudulent scheme perpetrated against our premium finance subsidiary in the third quarter. Actual net income was up 18% over the prior year including the impact of the charge;

     o Fourth quarter earnings increased 36% over the prior year quarter and reached $3.8 million;

     o Our compound growth rate in earnings (excluding the aforementioned charge) over the last five years is in excess of 55% and is in excess of 41% measured over a three-year period;

     o Similarly, our compound growth rate in revenues, measured over one, three and five year periods, has consistently approximated 35%;

     o For 2000, we grew our assets by 25% over a year ago. And our compound growth rates over the last three and five-year periods have been 26% and 35%, respectively. We are proud of the strong growth we are consistently achieving;

     o During 2000, all of our community banks reached record asset levels and improved upon their profitability;

     o Accordingly, we continue to be one of the fastest growing de novo bank groups in the country, not only in assets, but in earnings and revenues as well;

     o Tricom, Inc. experienced record volume and earnings for the year and the transition of that acquisition went smoothly. 2000 was our first full year of ownership of Tricom and its results exceeded our expectations;

     o In November, we opened our seventh de novo bank in Northbrook, Illinois. At the end of January 2001, it has already surpassed the $35 million asset level. We also opened three other branch locations during the year;

     o    The Company initiated its first ever dividend in 2000;

     o The Company initiated and substantially completed a share repurchase program that took advantage of a stock market that seemingly was under-valuing our common stock; and,

     o Our asset quality remains strong, as the level of non-performing assets is very manageable.


RECENT STOCK PRICE PERFORMANCE

         While we recognize that we cannot control the movements of the stock market, we can continue to execute a strategy designed to produce consistent growth in earnings, revenues and assets. Such results will be rewarded in due course.

         We are pleased that at the date of this writing (January 30, 2001) the stock price of Wintrust stood at $19.00 per share, or 29% higher than a year earlier. By contrast the Nasdaq Bank Index was up 20% and the Nasdaq Composite Index was down 31%. We continue to believe that we can achieve further meaningful increases in share value as we continue to execute our strategy.


ANNUAL MEETING

         The 2001 Annual Meeting of Shareholders is scheduled to be held on Thursday, May 24, 2001 at 10:00 a.m. Please reserve the date. We hope to see you there.


SUMMARY

         In summary, we are pleased with the Company's significant growth in the fourth quarter and for the year. This was a very good year in terms of executing our strategy of balancing growth in the balance sheet with growth in earnings. For the future, we are confident in our corporate strategy and believe we have strong momentum going into 2001. We are comfortable that we will be able to meet or exceed the analysts' consensus earnings estimates for 2001 of $1.83 per share.

         We  are  grateful  for  your  support  of  our   organization  and  are
enthusiastic about making the year 2001 another good year in terms of growth in earnings and assets.


                                  Yours truly,




          /s/ John S. Lillard                         /s/ Edward J. Wehmer
          John S. Lillard                             Edward J. Wehmer
          Chairman                                    President and CEO










--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to attract and retain experienced senior management, and the ability to recover on the loss resulting from the fraudulent loan scheme perpetrated against the Company's premium finance subsidiary. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------

                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                           January 22, 2001
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com


             WINTRUST FINANCIAL CORPORATION REPORTS RECORD EARNINGS
             ------------------------------------------------------
                        FOR THE FOURTH QUARTER AND YEAR.
                        --------------------------------
                 FOURTH QUARTER NET EARNINGS UP 36%; YEAR UP 18%
                 -----------------------------------------------


         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record net income of $3.8 million for the quarter ended December 31, 2000, an increase of $1.0 million, or 36%, over the $2.8 million recorded in the fourth quarter of 1999. On a per share basis, net income for the fourth quarter of 2000 totaled $0.43 per diluted common share, an $0.11 per share, or 35%, increase as compared to the 1999 fourth quarter total of $0.32 per diluted common share. The results for the fourth quarter of 2000 include a pre-tax recovery of $200,000 related to the non-recurring loss reported in the third quarter of 2000. Excluding the $200,000 recovery, net income in the fourth quarter was $3.7 million, an increase of $888,000 or 32%, over the fourth quarter of 1999.
         For the year ended December 31, 2000, net income totaled a record $11.2 million, or $1.25 per diluted common share, an increase of $1.7 million, or 18%, compared to the $9.4 million, or $1.10 per diluted common share reported for 1999. The year to date results for 2000 include a non-recurring pre-tax charge of $4.5 million and a partial recovery of $200,000, related to a fraudulent loan scheme perpetrated against the Company's premium finance subsidiary. Excluding the net non-recurring charge of $4.3 million, net income for 2000 totaled $13.8 million, or $1.54 per diluted common share, an increase of $4.3 million, or 46%, compared to 1999.
         "We are pleased with the Company's continued growth in earnings and assets in the fourth quarter and for the year," commented Edward J. Wehmer, President and Chief Executive Officer. "This was a very good year for the Company in terms of executing our strategy of balancing growth in the balance sheet with growth in earnings. The Company's compound growth rates in revenues have exceeded 35% when measured over one and three year periods. Our compound growth in loans and deposits over the same time periods have ranged between 20% and 30%."

         Mr. Wehmer added, "2000 was character-building year for us. We achieved record earnings despite the loss incurred related to the fraudulent loan scheme perpetrated against us in the third quarter. Turning our focus to the future, we are confident in our corporate strategy and believe 2001 will continue to reflect good growth in assets and earnings. We are comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2001 of $1.83 per share."
         Total assets increased to $2.10 billion at December 31, 2000, an increase of $423 million, or 25%, compared to $1.68 billion a year ago. Total loans grew to $1.56 billion as of December 31, 2000, a $280 million, or 22%, increase over the $1.28 billion balance a year earlier. Total deposits as of December 31, 2000 were $1.83 billion, an increase of $363 million, or 25%, as compared to $1.46 billion as of December 31, 1999.
          Wintrust's key operating measures, excluding the non-recurring charge reported in 2000, continue to show impressive growth rates in 2000 as compared to the prior year, as evidenced by the table below:

                                                                                                                12/31/2000
                                                                                                                   over
                                                                     Year                    Year               12/31/1999
                                                                     Ended                   Ended               Percent
    Dollars in thousands, except per share data                    12/31/2000             12/31/1999           Improvement
    -------------------------------------------                    ----------             ----------           -----------

    Net income*                                                        $ 13,761               $ 9,427             46.0%
    Net income per common share - Diluted*                             $   1.54               $  1.10             40.0%

    Net revenues                                                       $ 79,306              $ 57,542             37.8%
    Net interest income                                                $ 61,000              $ 47,734             27.8%

    Net interest margin                                                   3.66%                 3.54%              3.4%
    Core net interest margin                                              3.91%                 3.75%              4.3%
    Net overhead ratio*                                                   1.90%                 2.00%              5.1%
    Return on average assets*                                             0.74%                 0.63%             17.5%
    Return on average equity*                                            14.20%                11.58%             22.6%

    At end of period
    ----------------
    Total assets                                                     $2,102,806            $1,679,382             25.2%
    Total loans, net of unearned income                              $1,558,020            $1,278,249             21.9%
    Total deposits                                                   $1,826,576            $1,463,622             24.8%

    Book value per common share                                        $  11.87              $  10.60             12.0%

* Excludes non-recurring charge of $4.520 million, net of a $200,000 partial recovery, ($2.606 million after tax) reported in 2000 related to a fraudulent loan scheme perpetrated against the Company's premium finance subsidiary.

         For the fourth quarter of 2000, net interest income totaled $16.6 million and increased $3.5 million, or 27%, compared to the prior year quarterly total of $13.1 million. Noninterest income totaled $5.0 million for the fourth quarter of 2000, and increased $1.7 million, or 50%, over the fourth quarter of 1999. The increase in noninterest income over the prior year same quarter was primarily attributable to increases in the gains on the sale of premium finance receivables and from fees on mortgage loans sold, reflecting increases in refinancing activity as mortgage rates began to decline. Noninterest expense in the fourth quarter totaled $14.7 million, reflecting an increase of $3.5 million, or 31%, over the same period in 1999. The primary component of the increase in noninterest expense was an increase in salaries and employee benefits of $2.3 million, or 41%, over the prior year amount. The increase in salaries and benefits was a result of the expansion of the trust and investment business, the expansion of the premium finance business, four additional banking offices including the staffing of the Company's seventh de novo bank which opened in 2000.
         The level of non-performing assets remained low and very manageable for the Company's core banking loans at only $1.4 million, or only 0.14% of the core banking loan portfolio. The non-performing asset level for the indirect automobile portfolio remained fairly constant at approximately $600,000, or 0.30% of that portfolio. The non-performing asset level for the premium finance category has increased due to seasonal fluctuations and an increase of delinquent accounts associated with a marketing agreement entered into in mid-1999. The Company has begun initiatives to substantially curtail the new volume generated from this relationship and to aggressively collect the outstanding delinquent accounts.
         Wintrust is a multi-bank holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie and Wauconda, Illinois. Additionally, the Company operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 28 banking offices and is in the process of constructing two additional banking facilities. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------
                                                             Three Months                            Year Ended
                                                          Ended December 31,                        December 31,
                                                       2000                1999               2000                1999
------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                         $ 2,102,806         $ 1,679,382
  Total deposits                                         1,826,576           1,463,622
  Total loans, net of unearned income                    1,558,020           1,278,249
  Notes payable                                             27,575               8,350
  Long-term debt - trust preferred securities               51,050              31,050
  Total shareholders' equity                               102,276              92,947
------------------------------------------------------------------------------------------------------------------------------

SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                    $  16,643           $  13,098          $  61,000           $  47,734
  Net revenues                                              21,674              16,463             79,306              57,542
  Income before income taxes                                 5,611               4,273             16,448              14,151
  Net income                                                 3,815               2,806             11,155               9,427
  Net income per common share - Basic                         0.44                0.33               1.28                1.14
  Net income per common share - Diluted                       0.43                0.32               1.25                1.10
------------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Net interest margin                                        3.65%               3.55%              3.66%               3.54%
  Core net interest margin (1)                               3.93%               3.75%              3.91%               3.75%
  Net interest spread                                        3.24%               3.23%              3.29%               3.23%
  Non-interest income to average assets                      0.99%               0.82%              0.99%               0.66%
  Non-interest expense to average assets                     2.90%               2.71%              3.12%               2.65%
  Net overhead ratio                                         1.90%               1.89%              2.13%               2.00%
  Net overhead ratio - excluding fraud charge (2)            1.94%               1.89%              1.90%               2.00%
  Return on average assets                                   0.75%               0.68%              0.60%               0.63%
  Return on average equity                                  15.44%              12.66%             11.51%              11.58%

  Average total assets                                 $ 2,014,873         $ 1,637,658        $ 1,853,582         $ 1,496,566
  Average shareholders' equity                              98,283              87,924             96,918              81,381
  Average loan-to-average deposit ratio                      87.5%               87.4%              87.7%               86.6%

Common Share Data at end of period:
  Market price per common share                           $  15.94            $  15.25
  Book value per common share                                11.87               10.60

Other Data at end of period:
  Number of:
    Bank subsidiaries                                            7                   6
    Non-bank subsidiaries                                        3                   3
    Banking offices                                             28                  24
------------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.
(2) Excludes non-recurring charge of $4.52 million and a partial recovery of $200,000 reported in the third and fourth quarter of 2000, respectively related to a fraudulent loan scheme perpetrated against the Company's premium finance subsidiary.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)
(In thousands)


                                                                                December 31,          December 31,
                                                                                    2000                  1999
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                               $  65,413             $  53,066
Federal funds sold and securities purchased under resale agreements                     164,641                28,231
Interest-bearing deposits with banks                                                        182                 2,547
Available-for-Sale securities, at fair value                                            193,105               205,795
Loans, net of unearned income                                                         1,558,020             1,278,249
    Less: Allowance for possible loan losses                                             10,433                 8,783
----------------------------------------------------------------------------------------------------------------------
    Net loans                                                                         1,547,587             1,269,466
Premises and equipment, net                                                              86,386                72,851
Accrued interest receivable and other assets                                             34,722                35,943
Goodwill and other intangible assets, net                                                10,770                11,483
----------------------------------------------------------------------------------------------------------------------

    Total assets                                                                    $ 2,102,806            $1,679,382
======================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-interest bearing                                                                $ 198,319             $ 154,034
  Interest bearing                                                                    1,628,257             1,309,588
----------------------------------------------------------------------------------------------------------------------
    Total  deposits                                                                   1,826,576             1,463,622

Short-term borrowings                                                                    43,639                59,843
Notes payable                                                                            27,575                 8,350
Long-term debt - trust preferred securities                                              51,050                31,050
Accrued interest payable and other liabilities                                           51,690                23,570
----------------------------------------------------------------------------------------------------------------------

    Total liabilities                                                                 2,000,530             1,586,435
----------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock                                                                             -                     -
  Common stock                                                                            8,857                 8,771
  Surplus                                                                                83,710                82,792
  Common stock warrants                                                                     100                   100
  Treasury stock, at cost                                                                (3,863)                    -
  Retained earnings                                                                      13,835                 3,555
  Accumulated other comprehensive loss                                                     (363)               (2,271)
----------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                          102,276                92,947
----------------------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                                      $ 2,102,806           $ 1,679,382
======================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)
                                                                Three Months Ended                    Year Ended
                                                                   December 31,                      December 31,
                                                               2000             1999             2000             1999
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                      $36,948         $27,277         $ 130,910        $ 97,270
  Interest bearing deposits with banks                                  2              39                26             204
  Federal funds sold                                                  571             462             1,627           1,536
  Securities                                                        4,372           3,077            15,621          10,321
----------------------------------------------------------------------------------------------------------------------------
    Total interest income                                          41,893          30,855           148,184         109,331
----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                            22,823          15,859            78,670          56,026
   Interest on short-term borrowings and notes payable              1,139           1,163             4,371           2,633
   Interest on long-term debt - trust preferred securities          1,288             735             4,143           2,938
----------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                        25,250          17,757            87,184          61,597
----------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                                16,643          13,098            61,000          47,734
Provision for possible loan losses                                  1,384           1,006             5,055           3,713
----------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses       15,259          12,092            55,945          44,021
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                         894             456             2,911           3,206
  Service charges on deposit accounts                                 510             482             1,936           1,562
  Trust fees                                                          497             401             1,971           1,171
  Gain on sale of premium finance receivables                         954             393             3,831           1,033
  Administrative services revenue                                   1,064             996             4,402             996
  Net securities gains (losses)                                        54             (10)              (40)              5
  Other                                                             1,058             647             3,295           1,835
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                       5,031           3,365            18,306           9,808
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                    7,852           5,552            28,119          20,808
  Occupancy, net                                                    1,141             903             4,252           2,991
  Equipment expense                                                 1,455           1,073             5,101           3,199
  Data processing                                                     723             625             2,837           2,169
  Advertising and marketing                                           411             361             1,309           1,402
  Professional fees                                                   551             375             1,681           1,203
  Amortization of intangibles                                         178             144               713             251
  Premium finance defalcation                                        (200)              -             4,320               -
  Other                                                             2,568           2,151             9,471           7,655
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest expense                                     14,679          11,184            57,803          39,678
----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                          5,611           4,273            16,448          14,151
Income tax expense                                                  1,796           1,467             5,293           4,724
----------------------------------------------------------------------------------------------------------------------------

Net income                                                        $ 3,815         $ 2,806          $ 11,155         $ 9,427
============================================================================================================================
Net income per common share - Basic                                $ 0.44          $ 0.33           $  1.28          $ 1.14
============================================================================================================================
Net income per common share - Diluted                              $ 0.43          $ 0.32           $  1.25          $ 1.10
============================================================================================================================

Cash dividends declared per common share                           $ 0.00          $ 0.00           $  0.10          $ 0.00
----------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding                          8,614           8,497             8,711           8,249
Dilutive potential common shares                                      242             274               230             309
----------------------------------------------------------------------------------------------------------------------------
Average common shares and dilutive common shares                    8,856           8,771             8,941           8,558
============================================================================================================================

NET INTEREST INCOME

The following tables present a summary of the Company's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three and twelve-month periods ended December 31, 2000 and 1999:

                                                      For the Quarter Ended                       For the Quarter Ended
                                                        December 31, 2000                           December 31, 1999
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            Average      Interest       Rate            Average       Interest      Rate
----------------------                       ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $ 294,690       $ 4,960         6.69%       $ 241,026       $ 3,585        5.90%
Loans, net of unearned income (2)                1,537,385        37,112         9.60        1,232,346        27,364        8.81
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,832,075        42,072         9.14%       1,473,372        30,949        8.33%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,574,841        22,823         5.77%       1,270,749        15,859        4.95%
Short-term borrowings and notes payable             76,227         1,139         5.95           80,815         1,163        5.71
Long-term debt - trust preferred securities         51,050         1,288        10.09           31,050           735        9.47
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,702,118        25,250         5.90%       1,382,614        17,757        5.10%
                                             ---------------- ------------- ----------    --------------- ------------- ---------


Tax-equivalent net interest income                              $ 16,822                                    $ 13,192
                                                              =============                               =============
Net interest margin                                                              3.65%                                      3.55%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.93%                                      3.75%
                                                                            ==========                                  =========


                                                        For the Year Ended                          For the Year Ended
                                                        December 31, 2000                           December 31, 1999
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            Average      Interest       Rate            Average       Interest      Rate
----------------------                       ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)              $ 263,666      $ 17,322         6.57%       $ 221,942      $ 12,076        5.44%
Loans, net of unearned income (2)                1,416,419       131,428         9.28        1,135,200        97,529        8.59
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,680,085       148,750         8.85%       1,357,142       109,605        8.08%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,449,837        78,670         5.43%       1,184,657        56,026        4.73%
Short-term borrowings and notes payable             74,893         4,371         5.84           53,076         2,633        4.96
Long-term debt - trust preferred securities         41,990         4,143         9.87           31,050         2,938        9.46
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,566,720        87,184         5.56%       1,268,783        61,597        4.85%
                                             ---------------- ------------- ----------    --------------- ------------- ---------


Tax-equivalent net interest income                              $ 61,566                                    $ 48,008
                                                              =============                               =============
Net interest margin                                                              3.66%                                      3.54%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.91%                                      3.75%
                                                                            ==========                                  =========
-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. This total adjustment for the quarters ended December 31, 2000 and 1999 was $179,000 and $94,000, respectively, and for the twelve-month periods ended December 31, 2000 and 1999 was $566,000 and $274,000, respectively.
(3) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

Tax-equivalent net interest income for the quarter ended December 31, 2000 totaled $16.8 million, an increase of $3.6 million, or 28%, as compared to the $13.2 million recorded in the same quarter of 1999. This increase is primarily a result of a 24% increase in average earning assets in the fourth quarter of 2000 compared to the prior year quarter. For the fourth quarter of 2000, the net interest margin was 3.65%, an increase of 10 basis points when compared to the margin of 3.55% in the prior year quarter. The core net interest margin, which excludes the impact of the interest expense on the Company's trust preferred securities was 3.93% for the fourth quarter of 2000, and increased 18 basis points when compared to the prior year quarterly core margin of 3.75%. The increase in the core net interest margin in these two periods was attributable to the increase in the actual net interest margin and enhanced by the investment of funds from the issuance of $20.0 million of the Company's 10.5% trust preferred securities in June 2000.

The yield on total earning assets for the fourth quarter of 2000 was 9.14%, an increase of 81 basis points over the earning asset yield of 8.33% in the fourth quarter of 1999. Average loans comprised 84% of average earning assets in the fourth quarters of 2000 and 1999. The yield on loans increased 79 basis points to 9.60% in the fourth quarter of 2000 compared to the yield of 8.81% in the same quarter of 1999. The increase in the yield on loans was due primarily to a higher average prime rate during the periods. The average prime lending rate was 9.50% during the fourth quarter of 2000 versus an average prime lending rate of 8.38% for the fourth quarter of 1999. Tax-equivalent interest and fees on loans for the quarter ended December 31, 2000 totaled $37.1 million, an increase of $9.7 million, or 36%, over the prior year quarterly total of $27.4 million. Average total loans were $305 million, or 25%, higher in the fourth quarter of 2000 compared to the prior year quarter.

The rate paid on interest-bearing deposits averaged 5.77% for the fourth quarter of 2000 versus 4.95% for the same quarter of 1999, an increase of 82 basis points. This increase was caused by increases in market rates in 2000 and the offering of higher introductory rates on certain promotional deposit products at the Company's new banking locations and was somewhat offset by management's decision to be less aggressive on its deposit pricing at the more mature banks. The rate paid on short-term borrowings and notes payable increased to 5.95% in the fourth quarter of 2000 as compared to 5.71% in the same quarter of 1999; the increase due primarily to general market rate increases that have occurred during 2000. The yield on the trust preferred securities in the fourth quarter of 2000 was 10.09%, compared to 9.47% in the same period of 1999. The increase was due to the issuance of $20.0 million of 10.5% trust preferred securities in June 2000.

For the year ended December 31, 2000, tax-equivalent net interest income totaled $61.6 million and increased $13.6 million, or 28%, over the $48.0 million recorded in 1999. This increase was primarily due to an increase in average earning assets of $323 million, or 24% in 2000 compared to 1999, coupled with a slightly higher spread on the yield on earning assets over the rates on interest-bearing liabilities. The net interest margin for the year ended December 31, 2000 was 3.66%, an increase of 12 basis points when compared to the prior year. The core net interest margin for 2000 was 3.91% and increased 16 basis points over the same margin in 1999. The change in the core net interest margin was attributable to the increase in the actual net interest margin and enhanced by the investment of funds from the issuance of $20.0 million of 10.5% trust preferred securities in June 2000.

Interest and fees on loans, on a tax-equivalent basis, totaled $131.4 million for the year ended December 31, 2000 and increased $33.9 million, or 35%, over 1999. Average loans in 2000 totaled $1.42 billion and grew $281 million, or 25%, over the average for 1999. The loan yield during 2000 was 9.28%, reflecting an increase of 69 basis points over the 1999 loan yield. This increase was primarily due to a higher average prime lending rate of 9.23% in 2000 versus an average prime lending rate of 8.00% in 1999. The yield on total interest-bearing liabilities was 5.56% in 2000 compared to 4.85% in 1999. The increase reflects general market rate increases that occurred during 2000 as well as the effect of the issuance of the $20.0 million of 10.5% trust preferred securities in June 2000.

NON-INTEREST INCOME

For the fourth quarter of 2000, non-interest income totaled $5.0 million and increased $1.7 million over the prior year quarter. Increases on gains from the sale of premium finance receivables and fees on mortgage loans sold were the primary contributors to the increase in non-interest income.

Tricom, the Company's subsidiary that provides short-term account receivable financing and administrative services to clients in the temporary staffing industry, contributed $1.1 million of administrative services revenue to the Company's non-interest income in the fourth quarter of 2000. It was the largest component of the Company's non-interest income, representing 21% of the total non-interest income in this period. Tricom also earns interest and fee income from providing short-term account receivable financing to this same client base, which is included in the net interest income category.

During the fourth quarter of 2000 the Company sold approximately $52.6 million of premium finance receivables to an unrelated third party and recognized a gain of $954,000 on the sale. Consistent with Wintrust's strategy to be asset-driven, the Company has been selling premium finance receivables since the second quarter of 1999. In the fourth quarter of 1999 the Company sold approximately $29 million of premium finance receivables and reported a gain from the sale of $393,000. It is probable that similar future sales of premium finance receivables will occur depending on the level of new volume growth in relation to the capacity to retain such loans within the subsidiary banks' loan portfolios.

Fees on mortgage loans sold represents income from originating and selling residential real estate loans to the secondary market. For the quarter ended December 31, 2000, these fees totaled $894,000, an increase of $438,000, or 96%, from the prior year quarter. This increase is indicative of declining mortgage interest rates and as a result higher levels of mortgage origination volumes, particularly refinancing activity.

Service charges on deposit accounts totaled $510,000 for the fourth quarter of 2000, an increase of $28,000, or 6%, when compared to the same quarter of 1999. The majority of deposit service charges relate to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust fees totaled $497,000 for the fourth quarter of 2000, a $96,000, or 24%, increase over the fourth quarter of 1999. This increase was the result of new business development efforts generated from a larger staff of experienced trust officers added in late 1998 with the formation of Wintrust Asset Management Company. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. However, as the introduction of expanded trust and investment services continues to unfold, it is expected that overhead levels will be high when compared to the initial fee income that is generated. This overhead will consist primarily of the salaries and benefits of experienced trust professionals. It is anticipated that trust fees will eventually increase to a level sufficient to absorb this overhead within a few years.

Other non-interest income for the fourth quarter of 2000 totaled $1.1 million and increased $411,000 over the prior year quarterly total of $647,000. Included in this category is $411,000 of rental income from equipment leased through the Medical and Municipal Funding division of the Lake Forest Bank, representing an increase of $239,000, or 38%, over the prior year amount. Also included in this category is $278,000 of premium income from certain call option transactions, representing an increase of $19,000, or 7%, over the fourth quarter of 1999. These call option transactions were designed to increase the total return associated with holding certain securities as earning assets and yield additional fee income.

For the year ended December 31, 2000, total non-interest income was $18.3 million and increased $8.5 million, or 87%, when compared to 1999. Contributing to this year to date increase were increases of $3.4 million related to the administrative services revenue from Tricom and $2.8 million of gains from the sale of premium finance receivables. These year to date increases were the result of the Company acquiring Tricom in the fourth quarter of 1999 and beginning the sale of premium finance receivables to an unrelated third party in the second quarter of 1999. Also contributing to the year to date increase in non-interest income were increases in trust fees of $800,000 or 68%, increases in rental income from leased equipment of $866,000, or 218%, and increases in premium income from certain call option transactions of $374,000, or 74%, over the amounts reported in 1999.


NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2000 totaled $14.7 million and increased $3.5 million, or 31%, from the fourth quarter 1999 total of $11.2 million. The continued growth and expansion of the de novo banks, the development of the trust and investment business, and the growth in the premium finance business were the primary causes for this increase. Since the end of 1999, total deposits have grown 25% and total loan balances have risen 22%, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits totaled $7.9 million for the fourth quarter of 2000, an increase of $2.3 million, or 41%, as compared to the prior year fourth quarter total of $5.6 million. This increase was primarily due to those reasons noted in the preceding paragraph.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year fourth quarter due to the general growth of the Company. The Company opened several new banking facilities, including its seventh de novo bank subsidiary, acquired Tricom (in October 1999) and continues to build and develop its trust and investment business. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationary and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier. In the fourth quarter of 2000 the Company received a partial recovery of $200,000 related to the fraud loss it reported in the third quarter of 2000. The recovery was recorded in non-interest expense as a reduction of the previously reported loss.

For the year ended December 31, 2000, non-interest expense totaled $57.8 million and increased $18.1 million, or 46%, over 1999. Excluding the net non-recurring charge of $4.3 million related to the fraud perpetrated against the Company's premium finance subsidiary, non-interest expense increased $13.8 million, or 35%, over 1999. This increase was predominantly due to the continued growth of loan and deposit accounts, the opening of new bank facilities, the development of the trust and investment business, and the October 1999 acquisition of Tricom. Despite this growth and the related increases in many of the non-interest expense categories, the Company's net overhead ratio for 2000 (excluding the non-recurring charge) declined to 1.90% as compared to its 1999 ratio of 2.00%. The improvement in this ratio has caused this key indicator of overhead to reach the upper end of Wintrust's previously stated performance goal range of 1.50% - 2.00%. The Company continues to compare favorably in its efficiency ratios to its peer group.

ASSET QUALITY

Allowance for Possible Loan Losses
----------------------------------

A reconciliation of the activity in the balance of the allowance for possible loan losses for the three months and years ended December 31, 2000 and 1999 is shown as follows (dollars in thousands):

                                                          THREE MONTHS ENDED                            YEAR ENDED
                                                             DECEMBER 31,                               DECEMBER 31,
                                                      2000                  1999                2000                   1999
                                                -----------------      ---------------    ------------------     ------------------
 Balance at beginning of period                      $ 10,231              $ 8,200              $  8,783                 $7,034
 Provision for possible loan losses                     1,384                1,006                 5,055                  3,713

 Acquired allowance for loan losses                        --                  175                    --                    175

 Charge-offs
 -----------
  Core banking loans                                      292                  244                 1,050                    837
  Indirect automobile loans                               360                  361                 1,339                  1,156
  Tricom finance receivables                               --                   --                    73                     --
  Premium finance receivables                             647                   73                 1,294                    456
                                                -----------------      ---------------    ------------------     ------------------
     Total charge-offs                                  1,299                  678                 3,756                  2,449
                                                -----------------      ---------------    ------------------     ------------------


 Recoveries
 ----------
  Core banking loans                                       37                   23                    58                     42
  Indirect automobile loans                                44                   40                   164                    101
  Tricom finance receivables                               --                   --                    --                     --
  Premium finance receivables                              36                   17                   129                    167
                                                -----------------      ---------------    ------------------     ------------------
      Total recoveries                                    117                   80                   351                    310
                                                -----------------      ---------------    ------------------     ------------------

  Net charge-offs                                      (1,182)                (598)               (3,405)                (2,139)
                                                -----------------      ---------------    ------------------     ------------------

  Balance at December 31                             $ 10,433              $ 8,783              $ 10,433                 $8,783
                                                =================      ===============    ==================     ==================

  Loans at December 31                                                                        $1,558,020             $1,278,249
                                                                                          ==================     ==================

  Allowance as a percentage of loans                                                                0.67%                  0.69%
                                                                                          ==================     ==================

  Net charge-offs as a percentage of average:
        Core banking loans                                                                          0.11%                  0.12%
        Indirect automobile loans                                                                   0.50%                  0.44%
        Tricom finance receivables                                                                  0.35%                     --
        Premium finance receivables                                                                 0.43%                  0.14%
                                                                                          ------------------     ------------------
            Total loans                                                                             0.24%                  0.19%
                                                                                          ------------------     ------------------

       Provision for possible loan losses                                                           67.36%                 57.61%
                                                                                          ==================     ==================

The provision for possible loan losses totaled $1.4 million for the fourth quarter of 2000, an increase of $378,000 from the $1.0 million recorded in the fourth quarter of 1999. For the year ended December 31, 2000, the provision totaled $5.1 million and increased $1.3 million from the prior year total. The higher provisions in 2000 were a result of overall growth in the loan portfolio of 22% and a slightly higher level of net charge-offs as a percentage of average loans in 2000 compared to 1999.

Management believes the allowance for possible loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------

The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                          December 31,           September 30,           December 31,
                                                              2000                   2000                    1999
                                                              ----                   ----                    ----
      Past Due greater than 90 days
           and still accruing:
            Core banking loans                                   $  651                  $  539                 $  713
            Indirect automobile loans                               397                     323                    391
            Premium finance receivables                           4,306                   2,107                  1,523
                                                      ---------------------  ----------------------  ---------------------
                Total                                             5,354                   2,969                  2,627
                                                      ---------------------  ----------------------  ---------------------

      Non-accrual loans:
            Core banking loans                                      770                     600                  1,895
            Indirect automobile loans                               221                     271                    298
            Premium finance receivables                           3,338                   3,232                  2,145
                                                      ---------------------  ----------------------  ---------------------
                Total non-accrual loans                           4,329                   4,103                  4,338
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing loans:
            Core banking loans                                    1,421                   1,139                  2,608
            Indirect automobile loans                               618                     594                    689
            Premium finance receivables                           7,644                   5,339                  3,668
                                                      ---------------------  ----------------------  ---------------------
                Total non-performing loans                        9,683                   7,072                  6,965
                                                      ---------------------  ----------------------  ---------------------

      Other real estate owned                                         -                       -                      -
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets                               $ 9,683                 $ 7,072                $ 6,965
                                                      =====================  ======================  =====================

      Total non-performing  loans by category as a percent of its own respective category:
            Core banking loans                                       0.14%                   0.12%                  0.32%
            Indirect automobile loans                                0.30%                   0.27%                  0.27%
            Premium finance receivables                              2.44%                   1.85%                  1.67%
                                                      ---------------------  ----------------------  ---------------------
               Total non-performing loans                            0.62%                    0.48                  0.54%
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets as a
          percentage of total assets                                 0.46%                   0.35%                  0.41%

      Allowance for possible loan losses as
        a percentage of non-performing loans                       107.75%                 144.67%                126.10%

Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $1.4 million, or 0.14%, of the Company's core banking loans as of December 31, 2000, and declined from the ratio of 0.32% as of December 31, 1999. The outstanding core loan portfolio has increased $235 million, or 30%, from a year ago, yet the amount of non-performing core loans has decreased $1.2 million, or 46%, from the prior year total. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans, which management believes are well secured and in the process of collection. In fact, the loans comprising the non-performing core loan category total less than 30 individual credits. The small number of such non-performing loans allows management to effectively monitor the status of these credits and work with the borrowers to resolve these problems.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of December 31, 2000 and 1999, and the amount of net charge-offs for the years then ended.

                                                                                         12/31/00            12/31/99
                                                                                       ------------        ------------
     Non-performing premium finance receivables                                        $7,644,000           3,668,000
       - as a percent of premium finance receivables                                        2.44%               1.67%

     Net charge-offs of premium finance receivables                                    $1,165,000            $289,000
       - as a percent of average premium finance receivables                                0.43%               0.14%


Non-performing premium finance loans have increased over the course of the last year. At year-end 2000, the increase is a result of two primary factors: (1) delinquencies historically trend up in December and January in this industry and
(2) the volume of small balance delinquent accounts has placed an increased burden on the collection efforts of the premium finance subsidiary. Approximately 44% of the delinquent accounts and 29% of the delinquent balances relate to accounts associated with a marketing arrangement entered into in July, 1999. Although these accounts were underwritten by our premium finance subsidiary, the accounts generated from this arrangement have generally had higher delinquencies than our core portfolio generated from established higher balance relationships. The Company has significantly curtailed volume generated from this arrangement and is focusing significant resource to resolving the level of delinquencies. Management believes the delinquency levels should begin to trend down over the next two quarters and begin to reach more normalized levels by the end of the third quarter of 2001. As such, during the next two quarters, management anticipates a continuation of the higher levels of charge-offs incurred during the fourth quarter of 2000.

It is important to note that the ratio of net charge-offs is substantially less than the ratio of non-performing assets. The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $618,000 at December 31, 2000 and $689,000 at December 31, 1999. The ratio of these non-performing loans has increased slightly to 0.30% of total indirect automobile loans at December 31, 2000 from 0.27% at December 31, 1999. These ratios continue to be below standard industry ratios for this type of loan category. As noted in the Allowance for Possible Loan Losses table, net charge-offs as a percent of total indirect automobile loans increased from 0.44% in 1999 to 0.50% in 2000. Despite the increase in the level of net charge offs, these ratios continue to be below standard industry ratios for this type of lending. However, based on the impact of the current economic and competitive environment surrounding this type of lending, management has begun to reduce the level of new loans originated and is dedicating additional resources to reduce the level of delinquencies. Total indirect automobile loans were $204 million at December 31, 2000, a decrease of $52 million, or 20%, from the prior year balance.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to attract and retain experienced senior management, and the ability to recover on the loss resulting from the fraudulent loan scheme perpetrated against the Company's premium finance subsidiary. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.